Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Select Comfort Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-70493, No. 333-79157, No. 333-74876, No. 333-84329, No. 333-85914 and No. 333-118329) of Select Comfort Corporation and subsidiaries of our reports dated March 8, 2005, with respect to: (a) the consolidated balance sheets of Select Comfort Corporation as of January 1, 2005 and January 3, 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended January 1, 2005, and the related financial statement schedule; and (b) management’s assessment of the effectiveness of internal control over financial reporting as of January 1, 2005 and the effectiveness of internal control over financial reporting as of January 1, 2005; which reports appear in the January 1, 2005, annual report on Form 10-K of Select Comfort Corporation.

/s/ KPMG LLP

Minneapolis, Minnesota
March 16, 2005